EXHIBIT 99.1

Lennox International Announces Plans to Divest Service Experts Business

DALLAS, September 21, 2012 – Lennox International Inc. (NYSE: LII) today announced plans to divest its Service Experts business, which consists of dealer-contractors providing heating and cooling equipment installation and service primarily to the residential market. The company will retain the commercial service business called Lennox National Account Services (NAS) that was reported within its Service Experts business segment. Revenue for the Service Experts business segment was $529 million in 2011, $80 million of which was from the NAS business. The company expects to report the non-NAS Service Experts business in discontinued operations beginning with the third quarter of 2012. NAS will be reported under the company’s Commercial Heating & Cooling business segment. The company will provide current and historical financial results adjusted for discontinued operations and the move of NAS to the Commercial segment at the time of the third quarter 2012 earnings release on October 22, 2012.

Lennox International reiterates its 2012 guidance range of $2.35-$2.65 for adjusted EPS, and $2.30-$2.60 for GAAP EPS, both from continuing operations as previously defined at the time of the second quarter 2012 earnings announcement and before the effect of the move of Service Experts to discontinued operations. GAAP net income, which includes discontinued operations, will be impacted through the divestiture process.

“Lennox International is affiliated with thousands of independent dealer-contractors serving the residential market across North America with our Lennox and Allied brands of equipment,” said Chairman and CEO Todd Bluedorn. “Service Experts consists of 108 dealer-contractor branches, and strategically, it is not necessary for these to be owned by the company. With the recovery in the North American residential market this year and the interest from potential acquirers, we are planning to sell this business as well as establish a supply agreement for our equipment with the future owner of Service Experts.”

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding expected financial results for 2011 and 2012, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include, but are not limited to: the impact of higher raw material prices, LII’s ability to implement price increases for its products and services, the impact of unfavorable weather, a decline in new construction activity in the demand for products and services and the timing, terms (including sales proceeds realized) and conditions of the divestiture of Service Experts and costs associated with such transaction. For information concerning these and other risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.